                                  EXHIBIT 10.1

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT is executed as of the 5th day of September, 2003 (the "CLOSING DATE"), between INDIAN-MARTIN, INC., a corporation organized and existing under the laws of the State of Nevada (the "COMPANY"), and BANK ONE, NATIONAL ASSOCIATION, a national banking association with its principal office in Indianapolis, Indiana (the "BANK").

                                   ARTICLE I

                               DEFINITION OF TERMS

         Section 1.01. Accounting Terms/Financial Statements. All accounting and financial terms used in this Agreement are used with the meanings such terms would be given in accordance with GAAP, except as may be otherwise specifically provided in this Agreement.

         Section 1.02. Definitions. The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

         "ACCOUNT" means cash collateral Account No. 641874540 maintained by the Company with the Bank.

         "ADVANCE" means the disbursement of proceeds under the Loan.

         "AFFILIATE" means, with respect to any Person, any officer, shareholder or director of such Person and any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.

         "AGREEMENT" means this Credit Agreement, as amended, modified, supplemented and/or restated from time to time and at any time.

         "APPLICABLE SPREAD" means that number of percentage points or Basis Points to be taken into account in determining the rate per annum at which interest will accrue on the Loan, which shall be as follows:

If determining a       If determining a
LIBOR-based Rate       Prime-based Rate
----------------       ----------------
   137.5 B.P.             (125) B.P.

         "APPLICATION FOR ADVANCE" or "APPLICATION" means the written application of the Company for a disbursement of proceeds of the Loan, which application will be in form and substance substantially the same as EXHIBIT "A" attached to this Agreement.

         "AUTHORIZED OFFICER" means any of the Chairman, President, Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company, acting singly.

         "BANK" has the meaning ascribed to such term in the preamble to this Agreement.

         "BANK DEBT" has the meaning ascribed to such term in Section 8.11 of this Agreement.

         "BANKING DAY" means a day on which the principal offices of the Bank in the City of Indianapolis, Indiana, are open for the purpose of conducting substantially all of the Bank's business activities.

         "BASIS POINT" and "B.P." each mean one hundredth of one percent
         (0.01%).

         "BEAR ARCHERY" is used as defined in the definition of Escalade Domestic Subsidiaries.

         "BOC" means BANK ONE CORPORATION and all of its Subsidiaries (including the Bank), Affiliates and divisions.

         "BOARD" means the Board of Governors of the Federal Reserve System.

         "BORROWING BASE" means, at any date a determination thereof is made, an amount equal to the sum of: eighty percent (80%) of the book value of the Eligible Accounts plus one hundred percent (100%) of the Pledged Cash, plus fifty percent (50%) of the outstanding principal balance owed on the Escalade Note, less the amount of excess, if any, by which the aggregate Eligible Accounts outstanding at any time from any account debtor and its Affiliates exceeds fifteen percent (15%) of aggregate Eligible Accounts on such date of determination; provided however, that such concentration limitation shall not apply to Eligible Accounts owed by Sears Roebuck, Inc. so long as such account debtor is rated at least BBB/Baa2, or better, on the senior unsecured debt ratings established from time to time by S&P and Moody's, respectively. For purposes of the Borrowing Base calculations provided herein, the Parties acknowledge and agree that from time to time there may be discrepancies (attributable to write-offs, incomplete payments, returns, disputes, discounts and other assorted credit memo balances) as to the amount of the Eligible Accounts shown by the Company on the Borrowing Base Certificate and the consolidated total of summary agings as to all Purchased Accounts Receivable which are prepared by each of the Escalade Domestic Subsidiaries, as servicing agents for the Company, both of which reports are submitted to the Bank as of the same date and are meant to define the same body of Eligible Accounts at that point in time. The effect of such discrepancies is such that the amount of Eligible Accounts shown on the Company's Borrowing Base Certificate is occasionally and unwittingly shown to be a greater amount than the amount to which Eligible Accounts then actually total. The Parties agree that the Bank shall be authorized and entitled to calculate the Company's Borrowing Base as of any given date to the amount which is the lesser of (i) the amount of Eligible Accounts shown by the Company on the Borrowing Base Certificate, and (ii) the aggregate total of Purchased Accounts Receivable shown on the summary agings prepared and submitted as of even date by the Escalade Domestic Subsidiaries. Stated alternatively, to the extent that an otherwise Eligible Account is subject to any claimed set-off, offset, credit or other reduction right held by the account receivable debtor, then for purposes of determining the Borrowing Base the amount of such Eligible Account shall be reduced by the sum of all such claimed offsets, credits and reductions to the extent not covered by the Escalade Domestic Subsidiary, or Subsidiaries, that sold the Eligible Accounts to the Company.

         "BORROWING BASE CERTIFICATE" means a certificate (in form and substance substantially the same as EXHIBIT "B" attached to this Agreement) which is required to be delivered to the Bank in accordance with Section 5.01(c)(6) of this Agreement.

         "CAPITAL LEASE" means, at any time, any lease of property (whether real, personal or mixed) with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "CHANGE OF CONTROL OF THE COMPANY" means Escalade shall cease to own one hundred percent (100%) of stock of the Company.

         "CLOSING DATE" has the meaning ascribed to such term in the Preamble to this Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COLLATERAL" has the meaning ascribed to such term in Section 4.01 of this Agreement.

         "COMMITMENT" has the meaning ascribed to such term in Section 2.01(a) of this Agreement.

         "COMPANY" has the meaning ascribed to such term in the Preamble to this Agreement.

         "COMPANY'S AUDITORS" means BKD Financial, LLP, or such other independent certified public accounting firm in the United States of America as is acceptable to the Bank.

         "COMPANY SECURITY AGREEMENT" means the Collateral Assignment and Security Agreement, dated as of the Closing Date, executed by the Company in favor of the Bank (in form and substance substantially the same as EXHIBIT "C" attached to this Agreement), as the same hereafter may be amended, modified, supplemented and/or restated from time to time and at any time.

         "DEBT" means, with reference to any Person, as of any date, without duplication: (a) all indebtedness, liabilities and obligations of such Person for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock; (b) obligations of such Person to pay the deferred purchase or acquisition price of property (tangible or intangible, real or personal) or services; (c) all obligations of such Person appearing as a liability on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all obligations, indebtedness and liabilities which are secured by any Lien on any asset of such Person, whether or not the obligation, indebtedness or liability secured thereby shall have been assumed by such Person (e) all obligations for any swap or Rate Management Transaction of such Person; and (f) all obligations, indebtedness and liabilities of others similar in character to those described in clauses (a) through (e) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations, indebtedness or liabilities such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person. Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

         "DEFAULT RATE" means the Prime Rate plus three percent (3%) per annum.

         "DISTRIBUTION" means any dividend, distribution, redemption or other acquisition for value of capital interests in the Company now or hereafter outstanding, return of capital or any distribution of assets to any shareholder of the Company.

         "DOLLARS" or "$" means dollars of the USA.

         "EFFECTIVE DATE" means 12:01 a.m. on September 7, 2003.

         "ELIGIBLE ACCOUNTS" means, at any date a determination thereof is to be made, those Purchased Accounts Receivable of the Company for which the Company shall have furnished to the Bank information adequate for purposes of identification at all times and in form and substance as may be requested by the Bank; provided however, that a Purchased Account Receivable shall not constitute an Eligible Account if it: (a) remains unpaid sixty-one (61) or more days after the original due date for its payment stated on the applicable invoice; (b) is an account receivable with respect to which the account receivable debtor is the subject of a bankruptcy or similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee or who is no longer conducting its customary business, except and to the extent the

         Bank otherwise agrees in writing; (c) is an account receivable which is not invoiced (and dated as of the date of such invoice) and sent to the account receivable debtor in the ordinary course of the business of the Company and in accordance with customary billing practices after delivery of the underlying goods to, or performance of the underlying services for, the accounts receivable debtor; (d) is an account receivable arising with respect to goods which have not been shipped or arising with respect to services which have not been fully performed;
         (e) is an account receivable with respect to which the account receivable debtor's obligation to pay the account receivable is conditioned upon the account receivable debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; (f) is an account receivable in which the Bank does not have a security interest; (g) is an account receivable due from any Affiliate of the Company or which is due solely from an accounts receivable debtor which is a USA federal governmental entity or agency, except and to the extent the Bank otherwise agrees in writing; (h) is an account receivable evidenced by an instrument (as defined in Article 9 of the UCC) not in the possession of the Bank; or
         (i) is an account receivable which has been charged-off by the Company, whether pursuant to Section 5.01(i) of this Agreement, or otherwise. At any time more than ten percent (10%) of the aggregate amount of accounts receivable due from an accounts receivable debtor remain unpaid sixty-one (61) or more days after the date(s) due, as stated on the original invoice(s) evidencing such accounts receivable, then no account receivable due the Company from that accounts receivable debtor shall constitute an Eligible Account.

         "ESCALADE" means Escalade, Incorporated, a corporation organized and existing under the laws of the State of Indiana.

         "ESCALADE DOMESTIC SUBSIDIARIES" means the following first and second tier subsidiaries of Escalade: (i) Indian Industries Inc., a corporation organized under the laws of the State of Indiana ("Indian Industries"), and its three (3) subsidiaries, Harvard Sports, Inc., a corporation organized under the laws of the State of California ("Harvard Sports"), U.S. Weight, Inc., a corporation organized under the laws of the State of Illinois ("U.S. Weight") and Bear Archery, Inc., a corporation organized under the laws of the State of Florida ("Bear Archery"); and (ii) Martin Yale Industries, Inc., a corporation organized under the laws of the State of Indiana ("Martin Yale"), and its subsidiary, Master Products Manufacturing Company, Inc., a corporation organized under the laws of the State of Delaware ("Master Products").

         "ESCALADE NOTE" means that certain unsecured, demand promissory note made by Escalade and payable to the order of the Company, dated as of the Closing Date in an original principal amount of $14,000,000.00.

         "ESCALADE NOTE PLEDGE AGREEMENT" means the Pledge Agreement, dated as of the Closing Date, executed by the Company in favor of the Bank (in form and substance substantially the same as EXHIBIT "D" attached to this Agreement), as the same hereafter may be amended, modified, supplemented and/or restated from time to time and at any time, whereby the Company pledges the Escalade Note to the Bank as a part of the Collateral securing the Obligations.

         "ESCALADE SUBORDINATION AGREEMENT" is used as defined in Section 6.01(b)(4), which Escalade Subordination Agreement shall be in form and substance substantially the same as EXHIBIT "E" attached to this Agreement.

         "EURODOLLAR RATE" means, with respect to a LIBOR Advance for the relevant Interest Period, the sum of (i) the quotient of (a) LIBOR applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Spread.

         "EVENT OF DEFAULT" means any of the events described in Section 7.01 of this Agreement.

         "FINANCIAL STATEMENTS" includes, but is not limited to, balance sheets, profit and loss statements, reconciliations of net worth and cash flow statements, prepared in accordance with GAAP.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied (from and after the date hereof) and for the period as to which such accounting principles are to apply. Except as otherwise provided in this Agreement, to the extent applicable, all computations and determinations as to accounting or financial matters and all Financial Statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and, to the extent applicable, all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

         "HARVARD SPORTS" is used as defined in the definition of Escalade Domestic Subsidiaries.

         "HIGHEST LAWFUL RATE" means the maximum rate of interest which may be charged the Company by the Bank under applicable state or federal usury law or regulation or any other law or regulation, however characterized, limiting the rate of interest which may be charged to corporations.

         "INCREASED COST NOTICE" is used as defined in Section 2.01(g)(vii).

         "INCREASED COSTS" is used as defined in Section 2.01(g)(vii).

         "INDIAN INDUSTRIES" is used as defined in the definition of Escalade Domestic Subsidiaries.

         "INFORMAL REQUEST" is used as defined in Section 2.01(b) of this Agreement.

         "INTEREST PERIOD" means, with respect to any LIBOR Advance, the one (1) month, two (2) month, three (3) month or six (6) month period commencing on a Banking Day selected by the Company as provided in this Agreement and commencing on that day designated by the Company in its written notice to the Bank making such selection (so long as such day is not less than two (2) Banking Days after the date of such notice). Each Interest Period for a LIBOR Advance that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month. Each Interest Period for a LIBOR Advance which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day (unless such next succeeding Banking Day is in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day).

         "INTANGIBLE ASSETS" means amortizable loan costs, business acquisition costs, license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory), goodwill and all other assets which would be classified as intangible assets, all determined in accordance with GAAP.

         "INTEREST" means, for any fiscal period and for any Person, the amount equal to the sum of (a) the gross interest expense of such Person for that period plus, (b) capitalized interest on any Debt of such Person, in each case determined in accordance with GAAP.

         "INVESTMENT" means any investment, in cash or by delivery of property, made directly or indirectly in any other Person, whether by acquisition of shares of capital stock, Debt or other obligations or securities or by loan, advance, capital contribution or otherwise.

         "LIBOR" means, with respect to any LIBOR Advance, for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided however, that (i) if no such British Bankers' Association LIBOR rate is available to the Bank for any reason, the applicable LIBOR for the relevant Interest Period shall instead be the rate determined by the Bank in its sole discretion to be the rate at which the Bank, or any of its Affiliate banks, offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such Interest Period in the approximate amount of the Bank's relevant LIBOR Advance and having a maturity equal to such Interest Period, all as determined by the Bank. Each determination of a LIBOR made by the Bank in accordance with the foregoing shall be conclusive except in the case of demonstrative or manifest error.

         "LIBOR ADVANCE" means any Advance (or, if the case, the entire outstanding principal balance of the Loan) as to which a LIBOR-based Rate is elected by the Company pursuant to this Agreement.

         "LIBOR-BASED RATE" means a per annum rate at which interest may accrue on all or a portion of the Loan under the terms of this Agreement, which rate is determined by reference to LIBOR.

         "LIEN" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC as in effect in any jurisdiction, or any other similar recording or notice statute, and any lease having substantially the same effect as the foregoing, but excluding any equipment operating leases and any precautionary filings related thereto).

         "LOAN" has the meaning ascribed to such term in Section 2.01 of this Agreement.

         "LOAN DOCUMENTS" means, collectively, this Agreement, the Revolving Note, the Company Security Agreement, the Lockbox Agreements, the Escalade Note Pledge Agreement, the Escalade Subordination Agreement and all other instruments, agreements, certificates, financing statements and documents executed and delivered or to be delivered by the Company and others pursuant to or by virtue of this Agreement including, but not limited to all the documents, instruments and agreements enumerated in Article VI of this Agreement, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and when used in the singular form, means any of the Loan Documents, as the context requires.

         "LOCKBOX AGREEMENTS" means the existing Lockbox Operating Agreements previously entered into by the Bank and each of Indian Industries (No. 663637), Martin Yale (No. 663646) and Master Products (No. 664073), including all amendments, modifications, extensions and/or replacements thereof.

         "LOCKBOXES" has the meaning ascribed to such term in Section 2.01(f)(1) of this Agreement.

         "LOSS" has the meaning ascribed to such term in Section 8.12 of this Agreement.

         "MARTIN YALE" is used as defined in the definition of Escalade Domestic Subsidiaries.

         "MASTER PRODUCTS" is used as defined in the definition of Escalade Domestic Subsidiaries.

         "MATERIALLY ADVERSE EFFECT" means any event, circumstance or condition that could reasonably be expected to have a materially adverse effect on (a) the business, operations, financial condition, properties or prospects of the Company, Escalade or the Escalade Domestic Subsidiaries, (b) the ability of the Company to pay or perform the Obligations, (c) the validity or enforceability of any of the Loan Documents, or any material provision thereof, or any transaction contemplated thereby, or
         (d) the rights and remedies of the Bank under any of the Loan
         Documents.

         "MATURITY DATE" means the earlier of (i) the Scheduled Maturity Date, and (ii) that date upon which the Bank accelerates payment of the Loan in accordance with Section 7.02 of this Agreement.

         "MAXIMUM AVAILABILITY" means, as of the date any determination thereof is to be made, the lesser of (i) Borrowing Base as of such date, and
         (ii) the following amounts during the respective time periods described:

September 1, 2003 through September 30, 2003         $30,000,000
October 1, 2003 through October 31, 2003              40,000,000
November 1, 2003 through November 30, 2003            45,000,000
December 1, 2003 through December 31, 2003            40,000,000
January 1, 2004 through January 31, 2004              35,000,000
February 1, 2004 through July 15, 2004                20,000,000

         "MOODY'S" means Moody's Investors Service, Inc.

         "NET INCOME" means, for any period, the net income of the Company, determined for such period in accordance with GAAP.

         "NET WORTH" means, as of the date any determination thereof is to be made, the net worth of the Company as of such date, determined in accordance with GAAP.

         "OBLIGATIONS" means all present and future indebtedness, obligations and liabilities, and all renewals, modifications and extensions thereof, now or hereafter owed to the Bank by the Company, including without limitation all of the Company's Rate Management Obligations, whether arising under, by virtue of or pursuant to any of this Agreement, the Revolving Note, any other Loan Documents, or otherwise (including without limiting the generality of the foregoing, all indebtedness, obligations and liabilities hereafter arising by virtue of or in connection with any extensions of credit by the Bank to the Company unrelated to and not made under this Agreement), together with all costs, expenses and reasonable attorneys' fees incurred by the Bank in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, joint and several, now exist or hereafter arise, or were prior to acquisition thereof by the Bank owed to some other Person.

         "OFFICER'S CERTIFICATE" means a certificate (in form and substance substantially the same as EXHIBIT "F" attached to this Agreement) which is in all regards satisfactory to the Bank and signed by an Authorized Officer confirming that all of the representations and warranties contained in Section
         3.01 of this Agreement are true and correct as of the date of such certificate except as specified therein and with the further exceptions that: (i) the representation contained in Section 3.01(d) of this Agreement shall be construed so as to refer to the latest Financial Statements which have been furnished to the Bank as of the date of any such certificate, and (ii) all other representations will be construed to have been amended to conform with any changes of which the Company shall have previously given the Bank notice in writing. The Officer's Certificate shall further confirm that no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of the Officer's Certificate or shall describe any such event which shall have occurred and be then continuing and the steps being taken by the Company to correct it. In addition, the Officer's Certificate shall demonstrate compliance with the financial covenants stated in Section 5.01(h), as applicable, and shall otherwise be in such form and provide such detail as may be reasonably satisfactory to the Bank.

         "OFFSET WAIVER AGREEMENT" means that certain offset waiver agreement executed by and among the Company, the Bank, Escalade and each of the Escalade Domestic Subsidiaries as of even date with this Agreement, which Offset Waiver Agreement shall be in form and substance substantially the same as EXHIBIT "G" attached to this Agreement.

         "PARTIES" means the Company and the Bank.

         "PERSON" means any natural person, a corporation, a limited or general partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a joint stock company or other similar firm or organization, a government or any political subdivision thereof, a court, or any other legal entity, or enterprise, whether acting in an individual, fiduciary or other capacity.

         "PLEDGED CASH" means the Company's cash and cash-equivalent Investments, which have been pledged to the Bank, and in which the Bank holds a perfected security interest, constituting part of the Collateral securing the Obligations.

         "PREPAYMENT PREMIUM" means the excess, if any, as determined by the Bank of: (i) the present value at the time of prepayment of the interest payments which would have been payable on account of an amount prepaid from the date of prepayment until the end of the period during which interest would have accrued at the LIBOR-based Rate applicable to the amount so prepaid but for such prepayment over (ii) the present value at the time of prepayment of interest payments calculated at the rate (the "REINVESTMENT RATE") which the Bank then estimates it would receive upon reinvesting the principal amount of the prepayment in an obligation which presents a credit risk substantially similar (as determined in accordance with the commercial credit rating system then used by the Bank) to that which is then presented by the Loan for the same period. The discount rate used by the Bank in determining such present values shall be the Reinvestment Rate.

         "PRIME ADVANCE" means any Advance (or, if the case, the entire outstanding principal balance of the Loan) as to which a Prime-based Rate is elected by the Company pursuant to this Agreement.

         "PRIME RATE" means a rate per annum equal to the prime rate of interest announced from time to time by the Bank or its parent as its prime rate (which is not necessarily the lowest or best rate charged to any customer), changing when and as said prime rate changes.

         "PRIME-BASED RATE" means the variable rate per annum at which interest may accrue on all or a portion of the Loan under the terms of this Agreement, which rate is determined by reference to the Prime Rate.

         "PURCHASED ACCOUNTS RECEIVABLE" means those accounts receivable less than sixty-one (61) days delinquent at the time of purchase, which are purchased on a non-recourse basis by the Company from the Escalade Domestic Subsidiaries pursuant to the Receivables Purchase Agreements for an amount which is not in excess of ninety-five percent (95%) of the original face amount of such purchased accounts receivable and all of the accounts receivable owned by the Swiss Subsidiary on and as of the Effective Date, which accounts receivable shall have been purchased by the Swiss Subsidiary from certain of the Escalade Domestic Subsidiaries pursuant to the terms and conditions of those certain receivables purchase agreements dated as of May 15, 2000 by and between the Swiss Subsidiary and each of Indian Industries, Harvard Sports, Martin Yale and Master Products.

         "RATE MANAGEMENT OBLIGATIONS" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals terminations or assignments of any Rate Management Transactions.

         "RATE MANAGEMENT TRANSACTION" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

         "RECEIVABLES PURCHASE AGREEMENTS" means the six (6) Receivable Purchase Agreements dated as of the Closing Date, by and between the Company and each of the Escalade Domestic Subsidiaries, respectively, pursuant to which the Company shall purchase from the Escalade Domestic Subsidiaries on a non-recourse basis certain of the accounts receivable of the Escalade Domestic Subsidiaries existing as of the Effective Date having in the aggregate an estimated face value of approximately $________________, with additional accounts receivable being thereafter purchased by the Company from the Escalade Domestic Subsidiaries in an aggregate amount at any one time outstanding not in excess of the Maximum Availability (each of which Receivables Purchase Agreements shall be in form and substance substantially the same as EXHIBIT "H-1" attached to this Agreement). The term Receivables Purchase Agreements also includes, as the context may require, that certain Receivables Purchase Agreement dated as of the Closing Date by and between the Company and the Swiss Subsidiary pursuant to which the Company shall purchase from the Swiss Subsidiary on a non-recourse basis all of the accounts receivable then owned by the Swiss Subsidiary as of the Effective Date having in the aggregate an estimated face value of approximately $____________. The Accounts Receivable Purchase Agreement by and between the Company and the Swiss Subsidiary shall be in form and substance substantially the same as EXHIBIT "H-2" attached to this Agreement.

         "REGULATION D" means Regulation D of the Board as in effect from time to time and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "REGULATION U" means Regulation U of the Board as in effect from time to time and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "REINVESTMENT RATE" is used as defined in the definition of Prepayment Premium.

         "RESERVE REQUIREMENT" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "REVOLVING NOTE" has the meaning ascribed to it in Section 2.01(b) of this Agreement, which Revolving Note shall be in form and substance substantially the same as EXHIBIT "I" attached to this Agreement.

         "S&P" means Standard and Poor's Rating Services, a division of The McGraw Hill Companies, Inc.

         "SCHEDULED MATURITY DATE" means July 15, 2004, or such later date as may be established pursuant to Section 2.01(d) of this Agreement.

         "SERVICERS" means Indian Industries and Martin Yale, and in the singular means either one of them, as the context requires.

         "SERVICES AGREEMENTS" means the six (6) Services Agreements dated as of the Closing Date, by and between the Company and a Servicer pursuant to which the Servicer with respect to those Purchased Accounts Receivable sold by it and its Subsidiary(ies) to the Company (or previously sold to the Swiss Subsidiary which Purchased Accounts Receivable as of the Effective Date are being sold to the Company by the Swiss Subsidiary), will service and collect such Purchased Accounts Receivable (each of which Services Agreements shall be in form and substance substantially the same as EXHIBIT "J" attached to this Agreement).

         "SOLVENT" means, when used with respect to any Person, that: (i) the fair salable value of its assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, disputed or undisputed; (ii) it is able to pay its debts or obligations in the ordinary course as they mature; and (iii) that Person has capital sufficient to carry on its business and all business in which it is about to engage.

         "SUBORDINATED DEBT" means with respect to the Company, as of any date of determination, all Debt of the Company owed to Persons other than the Bank which is made expressly subordinate in a manner acceptable to Bank to the payment of all or any of the Obligations.

         "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, joint venture or other business entity (whether now existing or hereafter organized or acquired) over which the Person exercises control, provided that it shall be conclusively presumed that the Person exercises control over any such entity (a) if more than 50% of the equity interest in such entity is owned by the Person, directly or indirectly; or (b) if at least a majority of the securities of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of a contingency) at the time as of which the determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.

         "SWISS SUBSIDIARY" means Indian-Martin AG, a corporation organized and existing under the laws of Switzerland.

         "TANGIBLE CAPITAL BASE" means, as of the date any determination thereof is to be made, the Net Worth of the Company as of such date, less the amount of all Intangible Assets of the Company as of such date, determined in accordance with GAAP (except that, notwithstanding GAAP, such Intangible Assets shall include all notes and loans receivable from any of the Company's Affiliates as of such date), plus the sum of all Subordinated Debt.

         "TOTAL DEBT" means, with respect to the Company, as of the date any determination thereof is to be made, all Debt of the Company computed and determined in accordance with GAAP.

         "UCC" means the Indiana Uniform Commercial Code (i.e., IC 26-1-1-1, et seq.), as amended from time to time.

         "USA" means the United States of America.

         "U.S. WEIGHT" is used as defined in the definition of Escalade Domestic Subsidiaries.

         "UNAVAILABLE LIBOR-BASED RATE" is used as defined in Section 2.01(g)(vi) of this Agreement.

         "UNAVAILABILITY DATE" is used as defined in Section 2.01 (g)(vi) of this Agreement.

         "UNMATURED EVENT OF DEFAULT" means any event specified in Section 7.01 of this Agreement, which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

         "UNUSED COMMITMENT FEE PERCENTAGE" means twenty-five (25) B.P. per annum.

         "UNUSED LOAN COMMITMENT" has the meaning ascribed to such term in
         Section 2.01(h) of this Agreement.

                                   ARTICLE II

                                 BORROWING TERMS

         Section 2.01. Loan. Provided that all of the conditions of lending stated in Section 6.01(a) and (b) of this Agreement have been fulfilled on the Closing Date, and subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants, and agreements of the Company made in this Agreement and the other Loan Documents, the Bank will make a revolving loan available to the Company on the Closing Date, and thereafter, on the following terms and subject to the following conditions:

         (a) The Loan Commitment / Use of Proceeds. From the Closing Date and until the Maturity Date, the Bank agrees to make Advances (collectively, the "LOAN") under a revolving line of credit from time to time to the Company up to a principal amount which at any time shall not be in excess of the Maximum Availability (the "COMMITMENT"). The Bank's agreement to make Advances is subject to the requirement that all of the conditions of lending stated in
Article VI of this Agreement as being applicable to the Loan have been fulfilled at the time of each Advance. The initial Advance of the Loan shall be used to fund a one-time, unsecured loan by the Company to Escalade in an amount of $14,000,000.00 in exchange for which Escalade shall issue to the Company the Escalade Note. Thereafter, the proceeds of the Loan shall be used in their entirety to fund the Company's acquisition of Purchased Accounts Receivable, in accordance with the Receivables Purchase Agreements; provided however, that certain operating expenses, service charges and legal and accounting fees of the Company may be paid from the proceeds of the Loan if first disclosed to the Bank.

         (b) Method of Borrowing. The Obligation of the Company to repay the Loan shall be evidenced by a promissory note (the "REVOLVING NOTE") of the Company. So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing and until the Maturity Date, Company may borrow, repay and reborrow under the Revolving Note on any Banking Day, provided that no Advance shall cause the total principal balance outstanding on the Loan to then exceed the Maximum Availability or result in an Event of Default or an Unmatured Event of Default. Each Advance under the Loan shall be conditioned upon receipt by the Bank from the Company of an Application for Advance and an Officer's Certificate, provided that the Bank may, at its discretion, make a disbursement upon the oral request of the Company made by an Authorized Officer, or upon a request transmitted to the Bank by telephone facsimile machine, or by any other form of written electronic communication (each such request for an Advance being hereafter referred to as "INFORMAL REQUEST"). In so doing, the Bank may rely upon any Informal Request which shall have been received by it in good faith from a Person reasonably believed by it to be an Authorized Officer. Each Informal Request shall be promptly confirmed by a duly executed Application and Officer's Certificate, if the Bank so requires, which shall constitute the representation of the Company that no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the making of the requested Advance and that the making of the requested Advance shall not cause the total outstanding principal balance of the Loan to exceed the Maximum Availability. All borrowings and reborrowings shall be in amounts of not less than Ten Thousand Dollars ($10,000.00). Upon receipt of an Application, or at the Bank's discretion upon receipt of an Informal Request for an Advance and upon compliance with any other conditions of lending stated in Article VI of this Agreement applicable to the Loan, the Bank shall disburse the amount of the requested Advance to the Company. All Advances by the Bank and payments by the Company shall be recorded by the Bank on its books and records, and the principal amount outstanding on the Loan from time to time, plus interest payable thereon, shall be determined by reference to the books and records of the Bank, which books and records shall be presumed prima facie to be correct as to such matters, absent demonstrative or manifest error.

         (c) Interest on the Loan. The principal amount of the Loan outstanding from time to time shall bear interest until maturity of the Revolving Note at a rate per annum equal to the Prime Rate, plus the Applicable Spread, except that at the option of the Company, exercised from time to time as provided in Section 2.01(g) of this Agreement, interest may accrue prior to maturity on any Advance or on the entire outstanding principal balance of the Loan as to which no LIBOR-based Rate previously elected remains in effect, at the Eurodollar Rate, for a period of one month, two months, three months or six months, provided that an election of a LIBOR-based Rate for a period extending beyond the Scheduled Maturity Date shall be permitted only at the discretion of the Bank. After maturity, whether on the Scheduled Maturity Date or on account of acceleration upon the occurrence of an Event of Default, and until paid in full, the Loan shall bear interest at a per annum rate equal to the Default Rate. Accrued interest on the outstanding principal balance of the Loan bearing a Prime-based Rate shall be due and payable monthly on the first Banking Day of each month prior to maturity. Accrued interest on the outstanding principal balance of the Loan bearing one or more LIBOR-based Rates shall be due and payable on the last day of the related Interest Period unless the related Interest Period covers a period of six months in which event accrued interest thereon shall be due and payable on the date which is three months after the first day of such Interest Period and on the last day of such Interest Period. After maturity, all interest shall be payable as accrued and without demand.

         (d) Extensions of Scheduled Maturity Date. The Bank may, upon the request of Company, but at the Bank's sole discretion, extend the Scheduled Maturity Date from time to time to such date or dates as the Bank may elect by notice in writing to the Company, and upon any such extension and upon execution and delivery by the Company of a replacement Revolving Note reflecting the extended maturity date, the date to which such Revolving Note is then extended will become the "Scheduled Maturity Date" for purposes of this Agreement.

         (e) Special Repayments of Principal. At any time the total outstanding principal balance of the Loan exceeds the then existing Maximum Availability, as determined by the Bank, the Company shall, immediately and without notice or demand of any kind, repay that portion of the principal balance of the Loan which is in excess of the Maximum Availability.

         (f) Manner of Payment. The Company shall pay the Obligations by and through application of the proceeds of the Purchased Accounts Receivable as set forth below:

                  (1) All checks, notes, drafts, items, money orders or other documents or instruments in satisfaction of or related to payments on the Purchased Accounts Receivable (collectively, the "ITEMS") shall be directed by the Company to be paid into one of three
                           (3) lockboxes (the "LOCKBOXES") which shall be owned and controlled by the Bank, all as set forth more fully in the Company Security Agreement and Lockbox Agreements. The Bank shall process for collection all Items and remittances received into the Lockboxes at the close of every Banking Day and shall endorse and deposit all collected remittances into the Account. The Company shall cause any payments and remittances received by any of the Escalade Domestic Subsidiaries on account of the Purchased Accounts Receivable by means of an ACH credit, wire transfer or any other electronic means to be promptly transmitted by such Escalade Domestic Subsidiary to the Account.

                  (2) Provided that such funds are then "good and available" (as such term is understood in usual and customary banking parlance), the receipts deposited into the Account prior to an Event of Default or Unmatured Event of Default shall automatically be posted as payments and applied to the Obligations in accordance with the provisions of Section 2.02 (b) of this Agreement, or alternatively, upon written notice to the Bank from an Authorized Officer, funds in the Account may be used by the Company to acquire additional Purchased Accounts Receivable, pay interest on the Loan and other Obligations arising under this Agreement, pay normal and customary operating expenses of the Company previously approved by the Bank and/or pay accrued servicing fees due under the Services Agreements. After an Event of Default or Unmatured Event of Default all proceeds on deposit in the Account shall be applied solely to the Obligations. The Bank and the Company recognize as a matter of procedure that (i) payments on accounts receivable owing to one or more of the Escalade Domestic Subsidiaries may be deposited into the Account and applied by the Bank to the Obligations; and (ii) each of the Escalade Domestic Subsidiaries may owe the Company monies on account of returns, discounts, allowances or otherwise with respect to the Purchased Accounts Receivable. Accordingly, in accordance with the Services Agreements, the Escalade Domestic Subsidiaries and the Company shall make a determination within five (5) business days of the end of every four week accounting period of the Escalade Domestic Subsidiaries whether (i) the Bank has applied against the Obligations proceeds of accounts receivable, which are not Purchased Accounts Receivable, or (ii) any of the Escalade Domestic Subsidiaries owe the Company any monies for returns, discounts, allowances or otherwise. Such amounts shall be netted against each other as of the same date, and (i) any net monies to be reimbursed by the Bank to the Escalade Domestic Subsidiaries shall be paid out of receipts thereafter collected and deposited into the Account; provided however, that such payment does not cause any erosion of the Borrowing Base which would result in the outstanding principal balance of the Loan being in excess of the Maximum Availability, and (ii) any net monies owing by the Escalade Domestic Subsidiaries to the Company shall be paid immediately by their deposit of such amounts into the Account.

         (g) Procedures for Electing LIBOR-based Rates -- Certain Effects of Election. LIBOR-based Rates may be elected only in accordance with the following procedures, shall be subject to the following conditions, and the election of a LIBOR-based Rate shall have the following consequences in addition to other consequences stated in this Agreement:

                  (i) No more than three (3) LIBOR-based Rate elections may be in effect under the Loan, or portions thereof, at any one time.

                  (ii) No LIBOR-based Rate may be elected at any time that an Event of Default or Unmatured Event of Default has occurred and is continuing.

                  (iii) Voluntary prepayment prior to scheduled expiration of the relevant Interest Period pertaining to all or any portion of the Loan on which interest is accruing at a LIBOR-based Rate shall be subject to contemporaneous payment of the Prepayment Premium if, at the time of prepayment, the Reinvestment Rate is less than the LIBOR-based Rate at which interest accrues on such portion of the Loan. A Prepayment Premium shall also be due and payable on prepayment of all or any portion of any or all of such Loan prior to scheduled expiration of the relevant Interest Period because of acceleration of maturity on account of an Event of Default if, at the time of acceleration of maturity, the Reinvestment Rate is less than the LIBOR-based Rate at which interest is accruing on such portion of the Loan. If at the time of any voluntary or mandatory prepayment of any portion of the principal of the Loan, interest accrues at both a LIBOR-based Rate or Rates and at a Prime-based Rate on portions of such Loan, then any prepayment of principal will be applied first to the portion of such Loan on which interest accrues at the Prime-based Rate and next to the portion or portions at which interest accrues at a LIBOR-based Rate or Rates, and if interest accrues on such Loan at more than one LIBOR-based Rate, first to that portion or those portions on which interest accrues at a Rate or Rates which results in no Prepayment Premium or the lowest Prepayment Premium or Premiums.

                  (iv) On any Banking Day, the Company may request a quotation of the LIBOR-based Rates then in effect from the Bank. As soon as possible, and in any event before the close of business on the next following Banking Day, the Bank shall quote such LIBOR-based Rates. The Company shall then have until the end of the Banking Day on which such quotation is given or within such shorter time as the Bank may specify, to exercise its option to elect any LIBOR-based Rate quoted, subject to all other conditions and limitations stated in this Agreement. The period for which any LIBOR-based Rate is effective shall begin on the second Banking Day following the day on which the quotation is given.

                  (v) An election of a LIBOR-based Rate may be communicated to the Bank on behalf of the Company only by an Authorized Officer. Such election may be communicated by telephone or by telecopy or any other form of written electronic communication, or by a writing delivered to the Bank. At the request of the Bank, the Company shall confirm any oral election in writing, and such written confirmation shall be signed by an Authorized Officer. The Bank shall be entitled to rely on any oral or written electronic communication of an election of a LIBOR-based Rate which is received by an appropriate Bank employee from anyone reasonably believed in good faith by such employee to be an Authorized Officer.

                  (vi) The Bank may elect not to quote a LIBOR-based Rate (the "UNAVAILABLE LIBOR-BASED RATE") to any of its customers otherwise eligible for the Unavailable LIBOR-based Rate, including the Company, on any day (the "UNAVAILABILITY DATE") on which the Bank has determined that it is not practical to quote the Unavailable LIBOR-based Rate because of the unavailability of sufficient funds to the Bank for appropriate terms at rates approximating the then relevant LIBOR, or because of legal or regulatory changes which make it impractical or burdensome for the Bank to lend money at the Unavailable LIBOR-based Rate.

                  (vii) If, as a result of any regulatory change, the basis of taxation of payments to the Bank of the principal of or any interest on any portion or all of the Loan bearing interest at a LIBOR-based Rate or any other amounts payable hereunder in respect thereof, other than taxes imposed on the overall net income of the Bank, is changed, or any reserve, special deposit, or similar requirement relating to any extensions of credit or other assets of or any deposits with or other liabilities of the Bank are imposed, modified, or deemed applicable, and the Bank reasonably determines that, by reason thereof, the cost to it of making, issuing, or maintaining the Loan or any part thereof at a LIBOR-based Rate is increased by an amount deemed by it to be material, then the Company shall pay promptly upon demand to the Bank such additional amounts as the Bank reasonably determines will compensate for such increased costs ("INCREASED COSTS"); provided however, that (i) the Bank shall give the Company ninety (90) days' prior written notice of the Bank's intention to collect Increased Costs from the Company ("INCREASED COST NOTICE"), and the Bank shall not be entitled to pass-through to or collect from the Company Increased Costs incurred by the Bank prior to that date which is the ninetieth
                           (90th) day after the delivery of the Increased Cost Notice to the Company by the Bank, and (ii) the Company shall not be the only borrower of the Bank that is singled out from a group of similarly situated borrowers of the Bank subject to this type of provision that is requested to remit Increased Costs. Any determination by the Bank of Increased Costs made pursuant to the provisions of this section shall be final, absent manifest error.

         (h) Unused Commitment Fee. In addition to interest on the Loan, the Company shall pay to the Bank an unused commitment fee for each partial or full fiscal quarter during which Advances under the Loan are available equal to the Unused Commitment Fee Percentage in effect at the close of such partial or full fiscal quarter times the daily average "Unused Loan Commitment" (as defined in the following sentence) for such partial or full fiscal quarter multiplied by a fraction, the numerator of which shall be the number of calendar days in such partial or full fiscal quarter and the denominator of which is 360. As used herein, the term "UNUSED LOAN COMMITMENT" means, as of close of each calendar day for which a determination thereof is to be made the positive difference, if any, which results from subtracting from the authorized Maximum Availability under the Commitment the outstanding principal balance of the Loan at close of such calendar day. Unused commitment fees for each fiscal quarter shall be due and payable within ten (10) days following the Bank's submission, following the close of such quarter, of a statement of the amount due. Such fees may be debited by the Bank when due to any demand deposit account of the Company carried with the Bank without further authority, notice or demand.

         Section 2.02. Provisions Applicable to All Obligations. The following provisions shall be applicable to all of the Obligations:

         (a) Calculation of Interest. Interest on all Obligations shall be calculated on the basis of actual days elapsed and that an entire year's interest is earned in three hundred sixty (360) days.

         (b) Other Manner of Payment -- Application. All payments of principal and interest on the Loan made in addition to the payments provided for in Section 2.02(f) shall be payable at the principal office of the Bank in Indianapolis, Indiana, in funds available for the Bank's immediate use in that city and for the Bank's account addressed as follows:

                  Bank One, National Association
                  ABA #074000010
                  Attn: Commercial Loan Note Servicing
                  Re:  Indian-Martin, Inc.
                  Account No. 641874540

No payment will be considered to have been made until received in such funds. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges; provided however, upon delinquency or other default, the Bank reserves the right to apply payments among principal, interest, late charges, collection costs and other charges as may be determined in the sole discretion of the Bank. All prepayments shall be applied to the Obligations owing hereunder in such order and manner as the Bank may from time to time determine in its sole discretion.

         (c) Automatic Debit. The Bank may without further authority debit when due all payments of principal and interest, or any other Obligations due and payable by the Company under the terms of this Agreement or any other Loan Document, to any deposit account maintained with the Bank by the Company.

         (d) Unconditional Obligations and No Deductions. The Company's Obligations to make all payments provided for in this Agreement and the Note shall be absolute and unconditional. Each such payment shall be made without relief from valuation and appraisement laws and without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

         (e) Payment on Non-Banking Days. Whenever any payment to be made under this Agreement and the Note shall be stated to be due on a day other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and the Note.

         (f) Reduction of Maximum Availability. If an Event of Default or an Unmatured Event of Default has occurred and is continuing, and the Event of Default is one described in Section 7.01(d) of this Agreement or the Bank shall have notified the Company of the election of the Bank to take any action specified in Section 7.02 of this Agreement, the Maximum Availability shall be automatically reduced to zero Dollars ($0) without any action on the part of or the giving of any additional notice to the Company by the Bank.

         (g) Additional Amounts Payable. If any change or the enactment, adoption or judicial or administrative interpretation of any law, regulation, treaty, guideline or directive (including, without limitation, Regulation D of the Board) either (a) subjects the Bank to any additional tax, duty, charge, deduction or withholding with respect to the Loan (other than a tax measured by the net or gross income of the Bank), or (b) imposes or increases any reserve, special deposit or similar requirement on account of the Loan not otherwise provided in this Agreement or (c) imposes increased minimum capital requirements on the Bank on account of its issuing or maintaining the Loan; and if any of the foregoing (i) results in any increase to the Bank in the cost of issuing or maintaining the Loan, or making any payment on account of the Loan, (ii) reduces the amount of any payment receivable by the Bank under this Agreement with respect to the Loan, (iii) requires the Bank to make any payment calculated by reference to the gross amount of any sum received or paid by the Bank pursuant to the Loan, or (iv) reduces the rate of return on the Bank's capital to a level below that which the Bank could otherwise have achieved (taking into consideration the Bank's policies with respect to capital adequacy), then the Company shall pay to the Bank, as additional compensation for the Loan, such amounts as will compensate the Bank for such increased costs, payments or reductions. Within twenty (20) days after (A) the initial demand therefor and
(B) presentation by the Bank of a certificate to the Company containing a statement of the cause of such increased costs, payments or reductions and a calculation of the amounts thereof (which statement and calculation shall be presumed prima facie to be correct, absent demonstrative or manifest error), the Company shall pay the additional amounts payable, measured from the date such change, enactment, adoption or interpretation first affects the Bank.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.01. Representations and Warranties. To induce the Bank to make the Loan, the Company represents and warrants to the Bank that:

         (a) Existence and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada. The Company is qualified to do business in every jurisdiction in which: (i) the nature of the business conducted by it or the character or location of properties owned or leased by it, or the residences or activities of its shareholder, directors, officers or employees, make such qualification necessary; and (ii) failure so to qualify might have a Materially Adverse Effect. No jurisdiction in which the Company is not qualified to do business has asserted that the Company is required to be qualified therein. The principal office of the Company is located at 2325-B Renaissance Drive, Suite 10, Las Vegas, Nevada 89119. The Company does not conduct any material operations or keep any material amounts of property at any location other than the locations specified in the Company Security Agreement. The Company has not done business under any name other than its present corporate name at any time during the six years preceding the date of this Agreement.

         (b) Authorization/No Conflict. The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents and the performance by the Company of its obligations under this Agreement and all of the other Loan Documents are within the powers of the Company, have been duly authorized by all necessary action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law or of the Articles of Incorporation or By-Laws of the Company or of any agreement binding upon the Company or its properties.

         (c) Validity and Binding Nature. This Agreement and all of the other Loan Documents to which the Company is a party are the legal, valid and binding obligations of the Company, enforceable against the Company under the substantive laws of the State of Indiana, in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

         (d) Financial Statements. The Company came into existence as of August 22, 2003. The Company has delivered to the Bank its balance sheet prepared by management of the Company as of September 10, 2003, which balance sheet has been prepared in accordance with GAAP. Such balance sheet presents fairly the financial position of the Company as of the date thereof. There has been no materially adverse change in the financial position of the Company as of the Closing Date, and the Company is Solvent as of the Closing Date.

         (e) Litigation and Contingent Liabilities. No litigation, arbitration proceedings or governmental proceedings are pending or to the best of the Company's knowledge threatened against the Company which would, if adversely determined, have a Materially Adverse Effect. The Company does not have any material, contingent liabilities not provided for or disclosed in the Financial Statements referred to in Section 3.01(d), above.

         (f) Liens. None of the assets of the Company are subject to any Lien (including without limitation any seller or vendor's lien or right of reclamation), except for Liens described in Sections 5.02(b) of this Agreement.

         (g) Payment of Taxes. The Company has filed all tax returns (federal, state, local or otherwise) and tax related reports as may be required under the laws of the USA and state and local jurisdictions which it is required to file by any statute or regulation and all taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being diligently contested in good faith and by appropriate proceedings and as to which appropriate reserves have been established. Adequate provision has been made for the payment when due of all tax liabilities which have been incurred, but are not as yet due and payable.

         (h) Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (i) Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board. Not more than twenty-five percent (25%) of the assets of the Company consists of margin stock, within the contemplation of Regulation U, as amended.

         (j) Subsidiaries/Parent/Business Activities. The Company has no Subsidiaries. Escalade is the sole owner of the issued and outstanding capital stock of the Company. Except for such activities that the Bank may approve pursuant to Section 5.02(m), the sole business of the Company is to buy and own accounts receivable generated by and originally owed to the Escalade Domestic Subsidiaries, respectively, and to engage in activities that are directly and necessarily related thereto. The Company has only one employee, and all servicing and collections of the Purchased Accounts Receivable are performed by the Servicers under the respective Services Agreements.

                                   ARTICLE IV

                            SECURITY FOR OBLIGATIONS

         Section 4.01. Collateral for the Obligations. Until finally paid and satisfied in full and this Agreement is no longer of any force or effect, the Obligations are and shall remain secured by a valid and enforceable first priority pledge, assignment of and/or grant of security interest and Lien in and to all personal property of the Company, tangible and intangible, now owned and existing or hereafter acquired or arising, including, without limitation, all accounts receivable, all Purchased Accounts Receivable, cash, Pledged Cash, Investment securities, all promissory notes (including, but not limited to, the Escalade Note) made and issued by Escalade and/or any of the Escalade Domestic Subsidiaries in favor of, and owned and held by, the Company, general intangibles and all proceeds and products thereof (collectively, the "COLLATERAL"), which assignments, security interests and pledges shall be granted to the Bank by the Company Security Agreement and the Escalade Note Pledge Agreement, respectively, subject only to Liens and security interests described in the exceptions enumerated in Section 5.02(b) of this Agreement. In the event the Company owns or acquires tangible or intangible personal property that the Bank deems is or may not be covered as Collateral by the Company Security Agreement and the Escalade Note Pledge Agreement, respectively, or in which the Bank deems its security interest is or may not be perfected, the Company covenants and agrees promptly, upon the request of the Bank, to execute such other security instruments and documents and take such other actions as the Bank may require to grant to the Bank a perfected security interest therein, all of which security instruments and documents shall be in form and substance satisfactory to the Bank and its counsel in all respects.

                                   ARTICLE V

                                 AFFIRMATIVE AND

                          NEGATIVE COVENANTS OF COMPANY

         Section 5.01. Affirmative Covenants of the Company. Unless otherwise agreed or consented to by the Bank in a prior written document, until all Obligations of the Company are paid and satisfied in full, and this Agreement and the Bank's obligation to make Advances hereunder have been terminated, the Company shall strictly observe each of the following covenants:

         (a) Existence. The Company shall preserve and maintain its corporate existence and the right to do business in its place of incorporation and in such other jurisdictions and states wherein non-qualification would have a Materially Adverse Effect. Except for such activities that the Bank may approve pursuant to Section 5.02(m), the sole business of the Company shall be to buy and own accounts receivables generated by and originally owed to the Escalade Domestic Subsidiaries, respectively, and to engage in activities that are directly and necessarily related thereto. The Company shall not at any time have more than three (3) employees, and all servicing and collections of the Purchased Accounts Receivable shall be performed by the Escalade Domestic Subsidiaries under the respective Services Agreements.

         (b) Use of the Proceeds of the Purchased Accounts Receivables. The Company shall apply all proceeds of the Purchased Accounts Receivable against its Obligations to the Bank to the extent necessary or required to all times to prevent the outstanding principal balance owed on the Obligations from exceeding the Maximum Availability and shall not invest or otherwise utilize the proceeds for any purpose whatsoever; provided however, that the Company shall be permitted from time to time to acquire additional Purchased Accounts Receivable from the Escalade Domestic Subsidiaries so long as the Company as a result of such transaction(s) does not at any time owe the Bank a principal balance on the Loan in excess of the Maximum Availability and has not then otherwise committed an Event of Default or Unmatured Event of Default.

         (c) Reports, Certificates and Other Information. The Company shall furnish to the Bank the following Financial Statements, certificates and other information, in form and substance satisfactory in all regards to the Bank:

                  (1) Annual Audited Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year ending after the Closing Date, annual audited Financial Statements, audited by the Company's Auditors, showing the financial condition and results of operations of the Company as at the close of such fiscal year and for such fiscal year, all prepared in accordance with GAAP, accompanied by an opinion of the Company's Auditors, which opinion shall be without qualification and shall state that such audited Financial Statements present fairly the financial position of the Company as of the date of such Financial Statements and the results of its operations and changes in its financial position for the period covered thereby, and that their examination in connection with such Financial Statements has been made in accordance with GAAP. This reporting requirement may be satisfied by the Company providing to the Bank a copy of Escalade's annual audited Financial Statements which are inclusive of and show all consolidating data and information related to the Company.

                  (2) Interim Quarterly Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter ending after the Closing Date, unaudited Financial Statements for the Company prepared in accordance with GAAP showing its financial condition and results of operations as at, and for such fiscal period and year-to-date, all in reasonable detail, and certified to the Bank by an Authorized Officer. This reporting requirement may be satisfied by the Company providing to the Bank a copy of Escalade's fiscal quarter Financial Statements which are inclusive of and show all consolidating data and information related to the Company.

                  (3) Annual and Quarterly Officer's Certificates. Contemporaneously with the furnishing of each set of Financial Statements provided for in Sections 5.01(c)(1) and (2), an Officer's Certificate.

                  (4) Orders. Prompt notice of any orders in any material proceedings to which the Company is a party, issued by any court or regulatory agency, federal or state, and if the Bank should so request, a copy of any such order.

                  (5) Notice of Default or Litigation. Immediately upon learning of the occurrence of an Event of Default or Unmatured Event of Default, or the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding which is material to the Company or the occurrence of any event which could have a Materially Adverse Effect, written notice thereof describing the same and the steps being taken with respect thereto.

                  (6) Borrowing Base Certificate. A Borrowing Base Certificate evidencing the Borrowing Base as of the close of the last prior Banking Day, on the date of the initial Advance. For each four (4) week period, the Company shall also provide a Borrowing Base Certificate as of the last Banking Day of such four
                           (4) week period by the tenth (10th) Banking Day of the next successive four (4) week period.

                  (7) Agings. Summary agings as to all Purchased Accounts Receivable which are outstanding on the books and records of the Company as of the last Banking Day of each four (4) week period, which agings shall be provided to the Bank by the tenth (10th) Banking Day of the next successive four (4) week period.

                  (8) Top Ten List. A list of the Company's ten (10) largest account debtors, determined based upon the balance of account receivable then owed, as of the last Banking Day of each four (4) week period, which list shall be provided to the Bank by the tenth
                           (10th) Banking Day of the next successive four (4) week period.

                  (9) Other Information. From time to time all such other information, data and documents concerning the Company as the Bank may reasonably request.

         (d) Books, Records and Inspections. The Company shall maintain complete and accurate books and records, and permit access thereto by the Bank for purposes of inspection, copying and audit, and the Company shall permit the Bank to inspect its properties and operations at all reasonable times and upon reasonable notice. To the extent that the Company has rights pursuant to the Receivables Purchase Agreements to access, inspect, copy and audit the books and records and the properties and operations of the Escalade Domestic Subsidiaries, the Company hereby irrevocably designates and authorizes the Bank to undertake such access, inspection, copying and auditing functions for or on its behalf as the Bank may determine, subject however, to the notice and other reasonable limitations provided in the Receivables Purchase Agreements.

         (e) Insurance. In addition to any insurance required by any other Loan Documents to which it is a party, the Company shall maintain in full force and effect such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

         (f) Taxes and Liabilities. The Company shall pay when due all taxes, license fees, assessments and other liabilities except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

         (g) Compliance with Legal and Regulatory Requirements. The Company shall maintain material compliance with the applicable provisions of all federal, state and local statutes, ordinances and regulations of the USA and all statutes, ordinances and regulations (or their equivalents) of Switzerland and any court orders or orders of regulatory authorities issued thereunder.

         (h) Financial Covenants. The Company shall observe each of the following financial covenants:

                  (1) Minimum Tangible Capital Base. The Company shall at all times maintain a Tangible Capital Base of not less than Three Million and 00/100 Dollars ($3,000,000.00) as of the Closing Date through and including the payment and satisfaction in full of all Obligations and termination of this Agreement.

                  (2) Total Debt. The Total Debt of the Company as of the Closing Date and at all times through and including the payment and satisfaction in full of all Obligations and termination of this Agreement shall be limited solely to the Obligations and the Debt specifically identified on the attached Schedule 5.01(h)(2) to this Agreement.

                  (3) Delinquency Ratio. The Company shall at all times maintain a delinquency ratio with respect to aggregate outstanding Eligible Accounts whereby the percentage of Eligible Accounts by Dollar amount which remains unpaid more than sixty (60) or more days after the original due dates for payment stated on the underlying invoices does not exceed ten percent (10%) of total Eligible Accounts then outstanding.

         (i) Charge-off Requirements. All Purchased Accounts Receivable owned by the Company which become more than ninety (90) days delinquent shall be charged-off immediately and automatically by the Company. If thirty percent (30%) or more by Dollar amount of the Purchased Accounts Receivable owed to the Company by a single account debtor become more than ninety (90) days delinquent, all accounts owed to the Company by that account debtor shall be charged-off immediately and automatically by the Company. All accounts charged-off pursuant to this Section 5.01(i) shall not thereafter be deemed to be Eligible Accounts for any purpose.

         (j) Primary Banking Relationship. The Company shall maintain the Account and its other primary deposit accounts with the Bank.

         (k) Ownership/Solvency. The Company shall remain a wholly-owned subsidiary of Escalade and be Solvent at all times.

         Section 5.02. Negative Covenants of the Company. Unless otherwise agreed or consented to by the Bank in a prior written document, until all Obligations of the Company are paid and satisfied in full, and this Agreement and the Bank's obligation to make Advances hereunder have been terminated, the Company shall strictly observe each of the following covenants:

         (a) Restricted Payments. The Company shall not purchase or redeem any shares of the capital stock of the Company, or declare or pay any Distributions thereon. The Company shall not make any other Distributions to shareholders as shareholders in any manner, or set aside any funds for any such purpose, or prepay, purchase or redeem any Subordinated Debt of the Company; provided however, that prior to the occurrence of an Event of Default or Unmatured Event of Default, the Company shall be entitled to pay regularly scheduled payments of interest owed by the Company on its Subordinated Debt which is payable to the Escalade Domestic Subsidiaries and owned and held by Escalade.

         (b) Liens. The Company shall not create or permit to exist any Lien with respect to any property or assets now owned or hereafter acquired by it, including, without limitation any of its rights, title and interests in and to any real estate, whether leased or owned, except:

                  (1) Liens in favor of the Bank created pursuant to the requirements of this Agreement, or otherwise;

                  (2) any Lien or deposit with any governmental agency required or permitted to qualify the Company to conduct business;

                  (3) Liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

                  (4) Liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established; and

                  (5) those specific Liens now existing, if any, described on Schedule 5.02(b)(5) attached to this Agreement.

         (c) Guaranties. The Company shall not be a guarantor or surety of, or otherwise be responsible in any manner with respect to any undertaking of any other Person, whether by guaranty agreement or by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise, except for:

                  (1)      guaranties in favor of the Bank;

                  (2) guaranties by endorsement of instruments for deposit made in the ordinary course of business; and

                  (3)      those specific existing guaranties, if any, listed on
                           Schedule 5.02(c)(3) attached to this Agreement.

         (d) Loans or Advances. The Company shall not make or permit to exist any loans, advances or extensions of credit by it to any other Person, except for the specific items, if any, listed in Schedule 5.02(d).

         (e) Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries. The Company shall not (i) be a party to any consolidation or to any merger or purchase the capital stock of or otherwise acquire any equity interest in any other Person, (ii) acquire any assets of any other Person other than Purchased Accounts Receivable acquired from the Escalade Domestic Subsidiaries, or (iii) sell, transfer, convey or lease all or any of its assets. The Company shall not cause to be created or otherwise acquire any Subsidiary without the prior written consent of the Bank.

         (f) Other Agreements. The Company shall not enter into any agreement containing any provision which would be violated or breached in any material respect by the performance of its Obligations under this Agreement or under any other Loan Document.

         (g) Judgments. The Company shall not permit any uninsured judgment or monetary penalty rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of thirty (30) days unless such judgment or penalty is being contested diligently and in good faith by appropriate proceedings and execution upon such judgment has been stayed, and unless an appropriate reserve has been established with respect thereto.

         (h) Change Name/Location of Principal Office. The Company shall not change its legal name or the location of its principal office unless it gives not less than sixty (60) days' prior written notice of such change to the Bank.

         (i) Negative Pledge Limitation. The Company shall not enter into any agreement with any Person, other than the Bank, which prohibits or limits its ability to create, incur, assume, or suffer to exist in favor of the Bank any Lien upon any of its assets, rights, revenues, or property, real, personal, or mixed, tangible or intangible, whether now owned or hereafter acquired.

         (j)      Accounting Policies/Change of Business. The Company shall not:
(1) change its fiscal year or any of its significant accounting policies except to the extent necessary to comply with GAAP; and (2) make any material change in or expansion of the nature of its business as carried on as of the Closing Date.

         (k) Service Fees. With the sole exception of the Company's agreements with respect to the Services Agreements and this Agreement, the Company shall not pay, nor enter into any contract or other commitment which obligates it to pay any management fees, consulting fees, administrative service fees or any other similar fee or charge to any Person or any Affiliate of the Company.

         (l) Limitation on Compensation. The Company shall not pay or become obligated to pay any compensation, including salaries, bonuses or fees of any kind, to: (i) any Person as compensation for employment services or consulting or administrative services except as provided in the Services Agreements, and (ii) except as specified in Schedule 5.02(l).

         (m) Limitation on Business Activities. The Company shall not engage in any business activity other than is directly and necessarily related to the purchase and ownership by the Company of Purchased Accounts Receivable, unless the details of such additional business activity have been previously and fully disclosed to the Bank and the Bank shall have consented in writing to such expanded business activity.

         (n) Prohibited Use of Loans. No portion of any Loan made hereunder shall be used directly or indirectly to purchase any ineligible securities, as defined by applicable regulations of the Board, which are underwritten by BOC during the underwriting period and for the thirty (30) days thereafter.

         (o) Change in Receivables Purchase Agreements and Services Agreements. The Company shall not permit, consent to or acquiesce in any material change to any of the Receivables Purchase Agreements and Services Agreements.

                                   ARTICLE VI

                               LENDING CONDITIONS

         Section 6.01. Conditions of Lending. The obligation of the Bank to advance the proceeds of the Loan shall be subject to fulfillment of each of the following conditions precedent:

         (a) No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties of the Company contained in Section 3.01 of this Agreement shall be true and correct as of the date of this Agreement and as of the date of any Advance, except that after the date of this Agreement: (i) the representations contained in Section 3.01(d) of this Agreement will be construed so as to refer to the latest Financial Statements furnished to the Bank by the Company pursuant to the requirements of this Agreement, and (ii) all other representations will be construed to have been amended to conform with any changes of which the Bank shall previously have been given notice in writing by the Company.

         (b) Documents and other Items to be Furnished at Closing. The Bank shall have received contemporaneously with the execution of this Agreement, the following, each duly executed by the parties or intended signatories thereto, currently dated (as applicable) and in form and substance in all regards satisfactory to the Bank and its counsel:

                  (1) The Revolving Note, the Company Security Agreement, the Escalade Note Pledge Agreement and the Escalade Note.

                  (2) A copy of the Written Consent Resolutions of the Board of Directors of the Company authorizing the execution and delivery, on behalf of the Company, of this Agreement and the other Loan Documents provided for in this Agreement to which the Company is a party.

                  (3) A certificate of the Secretary, or any Assistant Secretary, of the Company certifying the names and signatures of the officer or officers authorized to sign this Agreement and the other Loan Documents provided for in this Agreement to which the Company is a party, for and on behalf of the Company, together with a Certificate of Existence (or its equivalent) for the Company issued by the appropriate State of Nevada governmental office.

                  (4) Escalade subordination agreement executed by Escalade in favor of the Bank, and consented to by each of the Escalade Domestic Subsidiaries (the "Escalade Subordination Agreement").

                  (5) A copy of the Written Consent Resolutions of the Board of Directors of Escalade authorizing the execution and delivery, on behalf of Escalade, of the Escalade Note and all other documents provided for in this Agreement to which Escalade is a party.

                  (6) A certificate of the Secretary of Escalade certifying the names and signatures of the officer authorized to sign the documents referenced in (6) above to be executed by Escalade, for and on behalf of Escalade.

                  (7) Payment to the Bank of reimbursement for all costs and expenses incurred by the Bank in the preparation and closing of the Loan Documents and in the making of the Loan, including, but not limited to, all of its reasonable attorneys' fees.

                  (8) Opinions of counsel for the Company, Escalade and the Escalade Domestic Subsidiaries, addressed to the Bank in such form and substance as shall be acceptable in all regards to the Bank and its counsel on the matters identified on Schedule 6.01 (b)(9).

                  (9) UCC-1 Financing Statements in such form as the Bank may request from the Company and UCC-3 Statements of Assignment in such form as the Bank may request from the Company pertaining to any and all security interests which the Company may have or hereafter been granted by Escalade and/or the Escalade Domestic Subsidiaries, or otherwise.

                  (10) Copies of the Articles of Incorporation of the Company certified by the Company's Authorized Officer, and copies of the current By-Laws for the Company, certified by its Secretary.

                  (11) An initial Borrowing Base Certificate and an initial Officer's Certificate.

                  (12) Seven (7) Receivables Purchase Agreements to be executed by and between the Company and each of the Escalade Domestic Subsidiaries and the Company and the Swiss Subsidiary, together with copies of all the documentation and information described in Section
                           4.1 thereof, respectively.

                  (13) Six (6) Services Agreements by and between the Company and each of the Escalade Domestic Subsidiaries.

                  (14) The Offset Waiver Agreement executed by and among each of the Bank, Escalade and the Escalade Domestic Subsidiaries.

                  (15) Payment in full of all sums owed to the Bank by the Swiss Subsidiary.

                  (16) Such other documents, certificates, agreements and/or information as the Bank may reasonably require.

                                  ARTICLE VII

                         EVENTS OF DEFAULT--ACCELERATION

         Section 7.01. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

         (a) Nonpayment of the Loan. Default in the payment when due of any amount payable under the terms of the Revolving Note, or otherwise payable to the Bank or any other holder of any of the Revolving Note under the terms of this Agreement.

         (b) Nonpayment of Other Debt. (i) Default by the Company in the payment when due, whether by acceleration or otherwise, of any other Debt owed to a Person other than the Bank, or default in the performance or observance of any obligation or condition with respect to any such other Debt if the effect of such default is to accelerate the maturity of such other Debt or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its scheduled maturity, unless the Company is diligently contesting the existence of such default in good faith and by appropriate proceedings; and (ii) Default by any other Credit Party to pay any Debt owed to the Bank when due.

         (c) Other Material Obligations. Subject to the expiration of any applicable grace period, default by the Company in the payment when due, or in the performance or observance of any material obligation of, or condition agreed to by the Company with respect to any agreement respecting any material purchase, sale or lease of goods, securities or services except only to the extent that the existence of any such default is diligently being contested in good faith and by appropriate proceedings and that appropriate reserves have been established with respect thereto.

         (d) Bankruptcy, Insolvency, etc. The Company or any Servicer admitting in writing its inability to pay its debts as they mature or an administrative or judicial order of dissolution or determination of insolvency being entered against the Company or any Servicer; or the Company or any Servicer applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for the Company or any Servicer or any property thereof, or the Company or any Servicer making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for the Company or any Servicer or for a substantial part of the property of the Company or any Servicer and not being discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against the Company or any Servicer, and, if involuntary, being consented to or acquiesced in by the Company or any Servicer, as applicable, or remaining for sixty (60) days undismissed.

         (e) Warranties and Representations. Any warranty or representation made by the Company in this Agreement, or any of the other Loan Documents, proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to the Bank proving to have been false or misleading in any material respect when made or delivered.

         (f) Violations of Negative and Financial Covenants. Failure by the Company to comply with or perform any covenant stated in Section 5.01(h) or
Section 5.02 of this Agreement.

         (g) Change of Control. There shall be a Change of Control of the Company without the prior written consent of the Bank.

         (h) Noncompliance With Other Provisions of this Agreement. Failure of the Company to comply with or perform any covenant or other provision of this Agreement or to perform any other Obligation (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 7.01) and continuance of such failure for five (5) days after actual receipt of notice thereof by the Company from the Bank.

         (i) Noncompliance With Other Loan Documents. The occurrence of any "Event of Default" or "Default" (as such terms are defined in any of the Loan Documents other than this Agreement).

         (j) Escalade Note/Policies. If at any time the principal balance of the Escalade Note is paid or reduced to an amount of less than $14,000,000.00, or if any change in the credit practices or policies of the Company, the Escalade Domestic Subsidiaries or Escalade occurs with respect to the Purchased Accounts Receivable which the Bank reasonably deems likely to have a Materially Adverse Effect.

         (k) Termination/Modification of the Lockbox Agreements, Receivables Purchase Agreements or Services Agreements. The termination or purported termination of any one or more of the Lockbox Agreements, the Receivables Purchase Agreements or Services Agreements, or in the case of the Services Agreements, or any of them, if any Person other than the Servicers is named as the servicing agent thereunder.

         Section 7.02. Effect of Event of Default. If any Event of Default described in Section 7.01(d) of this Agreement shall occur: (i) the maturity of the Loan shall immediately be accelerated, and the Note and the Loan evidenced thereby and all other indebtedness and any other payment Obligations of the Company to the Bank shall become immediately due and payable; (ii) the Escalade Domestic Subsidiaries shall waive any sums that may be owing to them under
Section 2.01 (f)(2); and (iii) the Maximum Availability shall be immediately reduced to zero Dollars ($0). When any other Event of Default has occurred and is continuing, the Bank or any other holder of the Note may accelerate payment of the Loan and declare the Note and all other payment Obligations due and payable, whereupon maturity of the Loan shall be accelerated, the Note and the Loan evidenced thereby, and all other payment Obligations shall become immediately due and payable and the Maximum Availability shall be immediately reduced to zero Dollars ($0), all without notice of any kind. The Bank or such other holder shall promptly advise the Company of any such declaration, but failure to do so shall not abrogate the occurrence or impair the effect of such declaration. The remedies of the Bank specified in this Agreement or in any other Loan

Document shall not be exclusive, and the Bank may avail itself of any other remedies provided by law, as well as any equitable remedies available to the Bank.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.01. Waiver -- Amendments. No delay on the part of the Bank, or any holder of the Note in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by the Bank.

         Section 8.02. Notices. Any notice given under or with respect to this Agreement to the Company or the Bank shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to the Company or the Bank (or other holder of the Note) at its address shown below, or at such other address as any such party may, by written notice to the other party to this Agreement, have designated as its address for such purpose. The addresses referred to are as follows:

                  The Company:           Indian-Martin, Inc.
                                         2325-B Renaissance Drive
                                         Suite 10
                                         Las Vegas, NV  89119
                                         Attn:  President
                                         Telecopy:  (702) 966-4247

                  (with a copy to:)      Escalade, Incorporated
                                         251 Wedcor Avenue
                                         Wabash, IN  46992
                                         Attn: Mr. Terry Frandsen
                                         Telecopy: (260) 563-4575

                  The Bank:              Bank One, National Association
                                         Bank One Tower, Mail Code IN 1-0046
                                         111 Monument Circle
                                         Indianapolis, IN 46277
                                         Attn:  Manager -- Corporate Banking
                                         Telecopy: (317) 321-6762

                  (with a copy to:)      BAKER & DANIELS
                                         300 North Meridian Street
                                         Suite 2700
                                         Indianapolis, IN 46204
                                         Attn: David R. Hamer, Esq.
                                         Telecopy: (317) 237-1000

         Section 8.03. Costs, Expenses and Taxes. The Company agrees to pay (without duplication), all of the following fees, costs and expenses incurred by the Bank: (i) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of the Loan Documents and any and all other documents furnished pursuant hereto or in connection herewith, including without limitation the reasonable fees and out-of-pocket expenses of Messrs. Baker & Daniels, special counsel to the Bank, as well as the fees and out-of-pocket expenses of such counsel in connection with the foregoing and the administration of this Agreement, (ii) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished pursuant thereto or in connection therewith, including without limitation the reasonable fees and out-of-pocket expenses of counsel retained by the Bank relative thereto (or, but not as well as, the reasonable allocated costs of staff counsel), (iii) all UCC and Lien search fees and costs and all fees and taxes payable in connection with the filing or recording of any Loan Documents or financing statements; (iv) all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of the Bank), if any, incurred in connection with the administration and enforcement of this Agreement and/or any other Loan Documents or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith; and (v) all costs and expenses incurred by the Bank in conducting an independent audit or review by the Bank's internal staff of the books and records of the Company and the Collateral provided under the Loan Documents. In addition, the Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Documents, or the issuance of the Notes, or the making of the Loans, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following the Bank's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at a per annum rate equal to the Default Rate, that the Bank shall be entitled to rely thereon.

         Section 8.04. Severability/Counterparts. If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Loan Document and the remaining provisions shall be enforceable in accordance with their terms. This Agreement, and any other of the Loan Documents, may be executed in any number of counterparts, which taken together (as to this Agreement or any other of the Loan Documents, as applicable) shall be considered as one instrument, and each of the parties agree that the facsimile signature of an Authorized Officer hereon or thereon shall be deemed for all purposes to have the same force and effect as an original, manual signature and any Loan Document bearing such a facsimile signature may be enforced by the Bank accordingly.

         Section 8.05. Captions/Time of Essence/Miscellaneous. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Time is of the essence under the Loan Documents. This Agreement may be executed by original or facsimile signatures (which shall be binding and enforceable for all purposes the same as if original), in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

         Section 8.06. Further Assurances. The Company shall, at its expense, upon request of Bank, duly execute and deliver, or cause to be executed and delivered, such further documents, agreements and instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of Bank to from time to time carry out the intents, provisions and purposes of this Agreement.

         Section 8.07. Governing Law. Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Indiana without reference to the conflicts of laws rules or principles of any jurisdiction. THE COMPANY AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY MESSENGER, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY REGISTERED MAIL DIRECTED TO THE COMPANY AT THE ADDRESS STATED IN SECTION 8.02 OF THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         Section 8.08. Prior Agreements, Etc. This Agreement supersedes all previous agreements and commitments made by the Bank and the Company with respect to the Loan and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by the Bank. The Company agrees to indemnify and hold harmless the Bank from and against all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs (including attorneys' fees), expenses or disbursements of any kind whatever which may be imposed upon or asserted against the Bank in any way relating to the business operations of the Company, execution of this Agreement or any other of the Loan Documents or the performance of its obligations thereunder. It is expressly agreed that the Bank shall not be deemed to control the business activities of the Company as a result of this Agreement, the other Loan Documents or the performance thereof.

         Section 8.09. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the Company and the Bank and their respective legal representatives, successors and assigns, provided that the Company's rights under this Agreement shall not be assignable without the prior written consent of the Bank.

         Section 8.10. Waiver of Jury Trial/Jurisdiction. THE COMPANY AND THE BANK EACH HEREBY VOLUNTARILY, KNOWINGLY, ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY TRIAL OR HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN THE BANK AND THE COMPANY ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN THE COMPANY AND THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE

THE FINANCING DESCRIBED IN THIS AGREEMENT AND IN THE OTHER LOAN DOCUMENTS.

         NEITHER THE COMPANY NOR THE BANK WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

         THE COMPANY AGREES THAT THE COURTS OF THE STATE OF INDIANA, USA, LOCATED IN INDIANAPOLIS, INDIANA, AND THE FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF INDIANA, INDIANAPOLIS DIVISION, HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL ACTIONS AND PROCEEDINGS INVOLVING THIS AGREEMENT OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH, AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT THE COMPANY MAY NOW HAVE OR HEREAFTER CLAIM TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM, AND HEREBY CONSENTS TO SERVICE OF PROCESS, PROVIDED THE SAME IS IN ACCORDANCE WITH THE TERMS HEREOF. FINAL JUDGMENT IN ANY SUCH PROCEEDING AFTER ALL APPEALS HAVE BEEN EXHAUSTED OR WAIVED SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ALL OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT.

         Section 8.11. Highest Lawful Rate. Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of the Note, accrued or paid from the date hereof, and (b) the aggregate of any other amounts accrued or paid pursuant to the Note, or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon such Debt from the date hereof, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of such Debt. In this connection, it is expressly stipulated and agreed that it is the intent of the Company and the Bank to contract in strict compliance with any applicable state usury laws and with federal usury laws (whichever permit the higher rate of interest) from time to time in effect. In furtherance thereof, none of the terms of this Agreement, the Note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate. Neither the Company nor any other Person now or hereafter becoming liable for payment of indebtedness pursuant to the Loan Documents (the "BANK DEBT") shall ever be liable for interest in excess of the Highest Lawful Rate. If under any circumstances the aggregate amounts paid on the Bank Debt include amounts which by law are deemed interest which would exceed the Highest Lawful Rate, the Company stipulates that such amounts will be deemed to have been paid as a result of an error on the part of the Company and the Bank, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, in its discretion credit the amount of such excess as a reduction of the principal balance outstanding or refund the amount of such excess. The parties further stipulate that such credit or refund shall be a sufficient and sole remedy for such error and that no party shall be entitled to any damages or penalties, whether statutory or otherwise, as a result of such error. In addition, all sums paid or agreed to be paid to the holder or holders of the Bank Debt for the use, forbearance or detention of the Bank Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Bank Debt. The provisions of this Section 8.11 shall control all agreements, whether now or hereafter existing and whether written or oral, between the Company and the Bank.

         Section 8.12. Indemnification. The Company agrees to indemnify the Bank and BOC and each of their respective past, present and future Affiliates, Subsidiaries, successors and assigns (including any purchaser of a participation in any of the Loan) and each such entity's directors, officers, employees, agents and attorneys against all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all expenses of litigation or preparation therefor (a "LOSS"), which they, or any of them, may pay or incur in connection with or arising out of the direct or indirect application of the proceeds of the Loan, except for any Loss incurred as the result of the willful misconduct of the Bank, its successors or assigns, or its directors, officers, employees, agents and attorneys. The indemnity set forth herein shall be in addition to the other Obligations of the Company to the Bank under the Loan Documents or at common law or otherwise, and shall survive termination of this Agreement and the payment of all other Obligations.

         IN WITNESS WHEREOF, the Bank and the Company have by their respective duly authorized officers executed and delivered this Credit Agreement as of the Closing Date.

                                    INDIAN-MARTIN, INC., a corporation organized and existing under the laws of the State of Nevada

                                    By:_________________________________________

                                    ____________________________________________
                                             (Printed Name and Title)

                                                                     ("Company")

                                    BANK ONE, NATIONAL ASSOCIATION

                                    By:_________________________________________

                                    ____________________________________________
                                             (Printed Name and Title)

                                                                        ("Bank")

                         LIST OF EXHIBITS AND SCHEDULES

 Exhibits                        Description
---------         --------------------------------------------
 "A"              Application for Advance
 "B"              Borrowing Base Certificate
 "C"              Collateral Assignment and Security Agreement
 "D"              Escalade Note Pledge Agreement
 "E"              Escalade Subordination Agreement
 "F"              Officer's Certificate
 "G"              Offset Waiver Agreement
 "H-1"            Receivables Purchase Agreement (Specimen -
                  Escalade Domestic Subsidiaries)
 "H-2"            Receivables Purchase Agreement (Specimen -
                  Swiss Subsidiary)
 "I"              Revolving Note
 "J"              Services Agreement (Specimen)

Schedules
-----------
5.01 (h)(2)       Other Permitted Debt
5.02 (b)(5)       Other Liens
5.02 (c)(3)       Guaranties
5.02 (d)          Loans or Advances
5.02 (l)          Permitted Compensation
6.01 (b)(9)       Opinions Required